Exhibit 99.1

Kraton Corporation Announces Successful Closing of Euro-denominated Term Loan and Repricing of Existing USD-denominated Term Loan Balance

HOUSTON, August 16, 2017 - Kraton Corporation (NYSE: KRA) (the “Company”) and certain of its wholly owned subsidiaries today announced the closing of a €260 million term loan priced at EURIBOR plus 2.50% with a 0.75% floor (the “Euro Tranche”). Proceeds from the Euro Tranche were used prepay a portion of the $886 million balance outstanding under the Company’s USD-denominated term loan facility (the “USD Tranche”). Concurrent with the closing of the Euro Tranche, the Company re-priced the remaining balance of the USD Tranche. The new interest rate for the USD Tranche is LIBOR plus 3.00% with a 1% floor, a 1% reduction from the previous interest rate of LIBOR plus 4.00%.
“Since the closing of the Arizona Chemical acquisition in January of 2016 we have worked diligently to improve our overall capital structure. This transaction represents expected annual cash interest savings of approximately $13 million, and in light of the Company’s financial performance and improved capital structure, we were able to eliminate the financial maintenance covenant that existed under the Term Loan facility,” said Stephen E. Tremblay, Kraton’s Executive Vice President and Chief Financial Officer.
J.P. Morgan, Deutsche Bank, Credit Suisse, and Bank of America Merrill Lynch were joint lead arrangers and joint bookrunners for the transaction.

FORWARD LOOKING STATEMENTS
Some of the statements in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release includes forward-looking statements that reflect our plans, beliefs, expectations, and current views with respect to, among other things, future events and financial performance. Forward-looking statements are characterized by the use of words such as “expects,” “intends,” “plans,” or “anticipates”.
All forward-looking statements in this press release, including statements regarding anticipated benefits from the refinancing and the Term Loan Facility, are made based on management's current expectations and estimates, which involve known and unknown risks, uncertainties, and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in our latest Annual Report on Form 10-K, including but not limited to “Part I, Item 1A. Risk Factors” and “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” therein, and in our other filings with the Securities and Exchange Commission, and include, but are not limited to, risks related to: anticipated benefits from the refinancing and the Term Loan Facility; the integration of Arizona Chemical (now, AZ Chem Holdings LP); Kraton’s ability to repay its indebtedness and risks associated with incurring additional indebtedness; Kraton's reliance on third parties for the provision of significant operating and other services; conditions in, and risks associated with operating in, the global economy and capital markets; fluctuations in raw material costs; limitations in the availability of raw materials; competition in Kraton’s end-use markets; and other factors of which we are currently unaware or deem immaterial. Readers are cautioned not to place undue reliance on our forward-looking statements. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update such information in light of new information or future events.

For Further Information:
H. Gene Shiels
281-504-4886